Exhibit 99.1

Company Contact:	Investor Relations Contact:
RTG Ventures Inc.	CCG Investor Relations
Tel: +1-917-488-6473	Mr. Roger Ellis, Partner
Email: roger.ellis@ccgir.com
Tel: +1-310-954-1332

RTG Ventures, Inc. Announces Appointment of Neil Gray as
Chairman of the Board

NEW YORK, NY, April 6, 2010 – RTG Ventures Inc. (OTC Bulletin Board: RTGV) (“RTGV” or “the Company”), a provider of online media and electronic payment systems, today announced the appointment of Mr. Neil Gray, as Chairman of the Board, effective April 1, 2010.

Mr. Gray brings over 20 years of strong, diverse entrepreneurial experience. From 2005 to date, Neil has operated a privately owned business consultancy working with associates across different time zones. The emphasis of Neil’s involvement with any business operation/idea is to look at the goals of the business individuals as much as that of the business itself within the aims of value add. He has a variety of interests some of which are real estate, wealth protection and commodities.

Between 1999 and 2007, Neil was involved as an officer and equity participant of a privately held UK based Healthcare Group. Prior to leaving the group, a stable, conservative growth model was created to establish growth organically and by acquisition through operational knowledge and accurate prediction of cashflow/interest rates within the group’s debt/equity structure. The group’s interests were not restricted to the UK with alliances and interests developed into the European Union (“EU”).

From 1994 to 1999, a “Hands On” approach to operational involvement and investment with personal financial incentives was garnered whist working in different cultural and geographical locations. These locations were Africa (South-West and West), South America (Equatorial), Spain (Mainland and The Canary Islands) and The Black Sea. The projects developed and entered into were Engineering, Textiles and Import/Export with the UK and EU.

The initial development of Neil’s understanding of business strategy was as part of a “think tank” team of individuals whilst being employed by a major UK based Insurance Company between 1989 and 1994. The individuals involved were tasked to understand, develop and test their ideas against actuarial professionals. Neil sought out Risk Management knowledge and understanding of the global business of his employer during this time.

Neil’s formative years were spent as an employee of a UK based Electrical Engineering Firm based in Northern England from 1985 to 1989 and in the Engineering Department of a British Coal deep mine Colliery between 1979 and 1985.

By aligning the interests of business individuals through organic and acquisition growth with a disciplined financial model Neil will lead RTGV to benefit all its stakeholders.

About RTG Ventures Inc.

RTG Ventures Inc., is an online media and electronic payment systems provider with an aggressive business model to grow unique and highly profitable consumer and business services both by organic growth of current assets and by acquisition. RTGV is targeting niche markets in the areas of Web-TV with embedded internet and mobile payment solutions. World-leading exclusive multicasting technology underpins RTGV's broadcast platforms making them very scalable for Video on Demand (VOD), linear broadcasting and live broadcasts. Two media platforms are being developed, while payment systems divisions will provide cutting-edge credit, debit, and e-cash payment services to e-commerce and mobile commerce merchants offering significant savings over current payment methods. Through embedding its payment solutions seamlessly into its online media broadcasting platforms will create a clear differentiation and advantage for our Company over other broadcast platforms, allowing its customer to monetize digital assets with no further integration of financial systems. Furthermore, through its retail sales channel, BMC, RTGV will be able to brand and productize its media offerings for sale through traditional retail outlets. RTGV's strategy for each initiative is to maximize ROI for all stakeholders. For RTGV's available Due Diligence, visit our website at: http://www.rtgventures.com/

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Safe Harbor Provisions

The foregoing contains certain predictive statements that relate to future events or future business and financial performance. Such statements can only be predictions, and the actual events or results may differ from those discussed due to, among other things, those risks described in RTGV's reports filed with the SEC. Opinions expressed herein are subject to change without notice. This document is published solely for information purposes, and is not to be construed as an offer to sell or the solicitation of an offer to buy any securities in any state. Past performance does not guarantee future performance. Additional information is available upon request.

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